Exhibit (a)(1)(D)

Form of Email Communication from

FormFactor to All Eligible Employees

IMPORTANT NEWS - PLEASE READ IMMEDIATELY

Today we commenced a stock option exchange program (“Stock Option Exchange Program”) that allows employees to exchange eligible stock options for new stock options.

SHOULD YOU CHOOSE TO PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM, YOU MUST TAKE ACTION BY 9:00 P.M., PACIFIC TIME, ON SEPTEMBER 30, 2010.

This email provides you with an overview of the Stock Option Exchange Program but does not contain all the information you should consider before deciding whether or not to participate in the Stock Option Exchange Program. You should carefully read the Offer to Exchange Outstanding Options for New Options (the “Offer to Exchange”) as well as the other offering materials contained in the Schedule TO (Tender Offer) we filed with the Securities and Exchange Commission on September 2, 2010 (collectively, the “Offering Materials”). The basic terms of the exchange offer can be found in Part III of the Offer to Exchange. The Offering Materials present the terms and conditions of the Stock Option Exchange Program, including the risks and benefits of participating in the program. .The Offering Materials are available on the option exchange website referenced below and posted on the Human Resources page of inFORM.

STOCK OPTION EXCHANGE PROGRAM INFORMATION & WEBSITE

Below you’ll find some of the features of the Stock Option Exchange Program. Please take the time to educate yourself about the program by reviewing the Offering Materials available on the Stock Option Exchange Program website. To log into the website, please go to https://formfactor.equitybenefits.com. Your Login ID is your email name and your initial password is your date of birth (MMDDYYYY). You will be required to reset your password during your initial login. If you choose to participate, you can elect to do so through this website.

ELIGIBILITY

All employees who have unexercised options priced at $13.63 or above and are continuously employed by FormFactor, Inc. throughout the exchange period are eligible to participate in the Stock Option Exchange Program. FormFactor Executive Officers and members of our Board of Directors are not eligible to participate in the Stock Option Exchange Program.

EXCHANGE DETAILS

•                  Exchange Ratio: The number of new stock options that you receive will be based on the exercise prices of the eligible stock options you exchange using the appropriate exchange ratio below:

Note: fractional stock options will be rounded up

Exercise Price of Eligible Stock Options	Exchange Ratio (New Stock Options for Eligible Stock Options)	Example

$13.63 - $19.49	1-for-2.5	400 new stock options issued in exchange for 1,000 eligible stock options
$19.50 - $24.99	1-for-3.0	334 new stock options issued in exchange for 1,000 eligible stock options
$25.00 - $35.99	1-for-3.5	286 new stock options issued in exchange for 1,000 eligible stock options
$36.00 or greater	1-for-9.0	112 new stock options issued in exchange for 1,000 eligible stock options

Some key features of the new stock options will include:

•                  Type of Option: Non-Qualified stock option

•                  Vesting Period: New three-year term, 1/3 cliff at 1st year, 2/3 in 24 equal monthly installments thereafter

•                  Option Term: New five-year term

•                  Strike Price: Closing sale price of FormFactor, Inc. common stock, as reported on The NASDAQ Global Market, on the grant date of the new stock option, which will be the first trading day following the closing of the exchange period, which we currently expect to be on or about October 1, 2010

TIMING

•                  The exchange period begins today and will end at 9:00 p.m., Pacific Time, on September 30, 2010, unless FormFactor, Inc. is required or decides to extend the exchange period expiration to a later date.

•                  Employees who wish to participate in the Stock Option Exchange Program are encouraged to do so via the program website (which can be reached from the following link: https://formfactor.equitybenefits.com) during the exchange period. Elections will not be accepted after 9:00 p.m., Pacific Time, on September 30, 2010, unless FormFactor, Inc. is required or decides to extend the exchange period expiration to a later date. A physical - hard copy - of the Election Form will be made available to those employees who want to submit a hard copy Election Form in lieu of making their election on the Stock Option Exchange Program website. A form can be requested from option_exchange@formfactor.com. Election Forms, in any form, will not be accepted once the exchange period closes.

•                  Based on our expected timeline, employees will be granted a new stock option on October 1, 2010 in exchange for each eligible stock option they elect to exchange.

HOW TO LEARN MORE

There are many things to consider when deciding whether or not to participate in this Stock Option Exchange Program. We encourage you to carefully read all of the Offering Materials located on the Stock Option Exchange Program website for more information and instructions on how to participate in the program, change a prior election, and withdraw your election before the end of the exchange period.

FormFactor, Inc. makes no recommendation as to whether you should participate in the Stock Option Exchange Program. You must make your own decision. We encourage you to speak with your financial, legal, and/or tax advisors as necessary, before deciding whether to participate in this program.

If you have any questions about the Stock Option Exchange Program, please contact option_exchange@formfactor.com